Exhibit 99.1

Genie Energy Ltd. Reports Third Quarter Results

NEWARK, NJ — November 13, 2012:  Genie Energy Ltd., (NYSE: GNE, GNEPRA) reported EBITDA and income from operations of $3.5 million for its third quarter ended September 30, 2012.  The third quarter net loss attributable to Genie Energy Ltd., was $2.6 million ($0.13 per diluted share) including, among other items, the impact of a non-cash income tax provision of $4.0 million.

HIGHLIGHTS

•	IDT Energy added 28,000 net meters during 3Q12

•	IDT Energy launched service in Maryland

•	Strong revenue ($63.7 million), gross profit ($21.4 million) and EBITDA ($3.5 million) generation

•	AMSO LLC, Genie Oil and Gas’s oil shale development project in Colorado, has substantially completed improvements to its in-ground heater and expects to initiate its pilot test by year-end

•	At IEI, Genie Oil and Gas’s oil shale development project in Israel, the Supreme Court of Israel dismissed one of two pending legal challenges to IEI’s exploration license

MANAGEMENT COMMENTS

Claude Pupkin, Genie Energy’s CEO, said, “IDT Energy delivered solid results while continuing to aggressively invest in growth in the third quarter, adding over 28,000 net meters, entering its fourth state, Maryland, and expanding into another electric utility territory in Pennsylvania.  At Genie Oil and Gas, we expect that our AMSO LLC oil shale pilot test in Colorado will start the heating process as early as the fourth quarter.  In Israel, IEI won a key test before the Supreme Court which rejected the first of two legal challenges to the permitting process for IEI’s oil shale development project.”

Geoff Rochwarger, Genie Energy’s Vice Chairman and IDT Energy’s CEO, said, “IDT Energy’s continuing investment in customer growth drove strong year over year increases in meters, revenues and gross profit.   Following the close of the quarter, Hurricane Sandy pummeled our service region, initially knocking out power to millions of people, including tens of thousands of our customers.  The storm will likely have a negative impact on revenues, gross profit and customer acquisitions in the fourth quarter, but at present it is too early to quantify.”

GENIE ENERGY CONSOLIDATED RESULTS

$ in millions, except EPS	3Q12	3Q11	YoY Change (%/$)
Revenues	$63.7	$52.2	+22.2%
Gross profit	$21.4	$19.0	+12.9%
Gross margin percentage	33.6%	36.4%	(280) basis points
SG&A expense	$15.2	$13.6	+11.5%
Research and development expense	$2.3	$1.6	+41.2%
Equity in the net loss of AMSO, LLC	$(0.5)	$(1.6)	+$1.1
EBITDA* and income from operations	$3.5	$2.1	+63.2%
Net (loss) income attributable to Genie	$(2.6)	$1.5	$(4.1)
Diluted (loss) income per share attributable to Genie	$(0.13)	$0.07	$(0.20)
Net cash used in operating activities	$0.7	$6.0	$(5.3)

*EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation.  It is one of several key metrics used by management to evaluate the operating performance of Genie Energy and its individual business units.

Genie Energy’s revenues, direct costs of revenues, and gross profit are generated entirely by its retail energy provider business.  For those metrics, please see the results of the retail energy provider segment, IDT Energy, below.

SG&A expense increased 11.5% year over year to $15.2 million in 3Q12.  In the year ago quarter SG&A expense included the impact of a non-recurring NYC gross receipts tax accrual of $3.3 million pertaining to liabilities incurred in prior periods, and without the impact of that accrual, the year over year increase in SG&A expense would have been 46.9%. The increase primarily reflects both increased customer acquisition costs and related marketing expenses at IDT Energy (see the IDT Energy segment below), as well as the incremental expenses associated with operating as a separate public company following Genie’s spin-off from IDT Corporation (NYSE: IDT) in October 2011.

Research and development expense during 3Q12, all of which was incurred by Genie Oil and Gas, was $2.3 million, a 41.2% increase year over year.  The increase was primarily due to design and engineering preparations for IEI’s pilot test and Genie Energy’s global exploration and technology development activities.

EBITDA was $3.5 million in 3Q12, compared to $2.1 million in 3Q11. The increase was substantially the result of the $3.3 million NYC gross receipts tax accrual reflected in the 3Q11 results and increased gross profit resulting from the growth in IDT Energy’s customer base, partially offset by higher levels of SG&A and R&D expense.

Financing fees, net of interest income, were $0.6 million in 3Q12, primarily reflecting the volumetric financing fees charged by BP Energy, IDT Energy’s preferred supplier.

The provision for income taxes was $4.0 million in the quarter. The provision reflects, among other things, the recording of a valuation allowance against deferred tax assets which resulted in an expense of $5.4 million which was partially offset by a $2.5 million gain related to the settlement of an income tax audit.

The net loss attributable to Genie Energy was $2.6 million ($0.13 loss per diluted share) in 3Q12 compared to net income attributable to Genie Energy of $1.5 million ($0.07 income per diluted share) in the year ago period.

Following the close of the quarter, the company settled the New York City gross receipts tax audit with a payment of $5.5 million.  The liability arising from the audit, which covered the all periods since the inception of IDT Energy, was fully accrued as a result of the $3.3 million accrual in 3Q11 and additional accruals over the past year. The tax payment was made in the fourth quarter and will be reflected in year end results, but because we were adequately accrued, will not materially impact the fourth quarter’s net income.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

As of September 30, 2012, Genie Energy had $147.2 million in total assets including $95.5 million in cash, cash equivalents, restricted cash, certificates of deposit and marketable securities.  Genie Energy’s liabilities totaled $31.0 million, with no long term debt outstanding.

Net cash used in operating activities was $0.7 million during 3Q12, compared to $6.0 million during 3Q11.

RESULTS BY SEGMENT

IDT Energy

$ in millions	3Q12	3Q11	YoY Change (%/$)
Total revenues	$63.7	$52.2	+22.2%
Electric revenues	$59.0	$46.8	+26.2%
Natural gas revenues	$4.7	$5.4	- (12.4)%
Gross profit	$21.4	$19.0	+12.9%
Gross margin percentage	33.6%	36.4%	(280) basis points
SG&A expense	$12.8	$12.6	+1.6%
EBITDA and income from operations	$8.7	$6.4	+34.9%

During 3Q12, IDT Energy entered its fourth state, Maryland, and began marketing and enrolling customers in three electric utility territories in that state, as well as in one additional electric utility territory in Pennsylvania.  In aggregate, these new territories represent an addressable market of 1.9 million meters.

At September 30, 2012, IDT Energy had approximately 523,000 meters enrolled, an increase of 22% year over year. Net of churn, IDT Energy enrolled 28,000 meters in 3Q12 compared to 34,000 net meters added in 3Q11. Gross meter adds were 118,000 in 3Q12 compared to 98,000 in 3Q11.  During the third quarter, IDT continued to focus customer acquisition programs on electric-only and dual meter residences.

Meters at end of Quarter (in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Electricity meters	343	313	289	254	247
Natural gas meters	180	182	186	184	183
Total	523	495	475	438	430

Average monthly churn was 6.6% in 3Q12, compared to 5.6% in 3Q11 and 6.6% in 2Q12.  Churn rates are significantly higher than a year ago, primarily due to the expansion of the customer base, as churn rates tend to be highest during the first 18 months following enrollment.  Notwithstanding the year over year increase, churn rates have been relatively stable in the last three quarters, reflecting the impact of IDT Energy’s rebate programs keyed to new customer acquisition and retention, and to the relatively mild weather and low commodity prices in recent quarters.  Nevertheless, reducing churn remains a key operational objective at IDT Energy.

IDT Energy increased residential customer equivalents (RCE’s) 33% year over year and 10% sequentially to 322,000 at September 30, 2012.

RCEs at end of Quarter (in thousands)	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Electricity RCEs	235	204	176	153	142
Natural gas RCEs	87	88	82	95	100
Total	322	292	258	248	242

Electricity RCEs increased 66% to 235,000 at September 30, 2012 compared to the year ago level reflecting net meter acquisitions, predominantly in Pennsylvania, and an increase in the average consumption per meter as a result of meter acquisitions programs focused on areas with larger homes.

Natural gas RCEs decreased 13% year over year to 87,000.  The decline in natural gas RCEs primarily reflects both the unseasonably mild winter’s impact on the 12 month gas consumption histories that are the basis for calculating RCEs, as well as the decline in gas meters enrolled.

IDT Energy’s revenues during 3Q12 increased 22.2% to $63.7 million from $52.2 million in the year ago quarter.

Electric revenues increased 26.2% year over year to $59.0 million, reflecting a 58.5% year over year increase in kWh sold.  The increase in kWh sold more than offset a significant decline in average revenue per kWh of electricity sold, reflecting lower market rates for electricity compared to the same period a year ago.

Natural gas revenues were $4.7 million during 3Q12 – the peak cooling season, a 12.4% decrease compared to 3Q11.  Therms sold increased by 3.4% year over year, but that increase was more than offset by a decrease in revenue per therm sold.

Gross profit increased to $21.4 million in 3Q12, compared to $19.0 million in 3Q11, driven primarily by the increase in kWh sold.

Gross margin during 3Q12 was 33.6%, a 280 basis point decrease year over year as IDT Energy decreased rates more than the cost of electricity per kWh declined, reflecting the impact of discounts and promotions rates for new customers as well as intensifying competition in some utility territories.

IDT Energy’s SG&A expense during 3Q12 was $12.8 million vs. $12.6 million in the year ago period. As noted above, SG&A in 3Q11 included the impact of a $3.3 million non-recurring gross receipts tax accrual.  The year-over-year increase was due predominantly to higher customer acquisition costs as a result of accelerated gross meter additions (20,000 more gross meter adds in 3Q12 compared to 3Q11), higher per meter acquisition costs as a result of our focused green meter acquisition effort, increased small commercial meter acquisitions and higher fees for consolidated billing services as a result of IDT Energy’s larger customer base.

IDT Energy generated $8.7 million in EBITDA and income from operations during 3Q12, compared to $6.4 million in 3Q11.  The increase was substantially the result of the tax accrual reflected in the 3Q11 results, and the increased gross profit compared to the year ago quarter, partially offset by higher SG&A expense, including customer acquisition costs.

Genie Oil and Gas (GOGAS)

GOGAS generates no revenue.  GOGAS’ operating expense consists primarily of research and development expense incurred by Israel Energy Initiatives, Ltd. (IEI), and by its global resource exploration, intellectual property development and other business development efforts.  GOGAS accounts for its investment in AMSO, LLC using the equity method.

During 3Q12, GOGAS reported $2.7 million of combined R&D and G&A expense, a 32.6% increase compared to the year ago quarter reflecting an increase in R&D spending at IEI and in global exploration and business development efforts.  Equity in the net loss of AMSO decreased to $0.5 million in 3Q12 from $1.6 million in the year ago quarter reflecting the lower levels of spending associated with the substantial completion of pilot plant construction. GOGAS’ loss from operations was $3.2 million for 3Q12, compared to $3.6 million in 3Q11.

AMSO, LLC is a joint venture oil shale exploration and production initiative with Total, S.A. operating pursuant to a federal Research, Development and Demonstration lease on federal lands in Colorado.

Over the past two years, AMSO, LLC has constructed a pilot facility designed to validate key characteristics of its in-situ oil shale recovery process and has received all permits required for pilot test operations. In January 2012, AMSO, LLC initiated a fully integrated commissioning test of the above and below ground pilot test facilities to determine their readiness for operations.  Because the underground electric heater did not perform to expectations during both the commissioning test and in subsequent factory acceptance testing, the manufacturer undertook extensive modifications and improvements.  The modifications have been substantially completed.  AMSO, LLC is now scheduled to receive the heater and should initiate its pilot test before year end.

Either before or after the pilot test is launched, additional heater modifications may be required.  AMSO, LLC may also encounter additional technical delays before operating the pilot test on a sustained basis.  Equipment modifications and technical issues are common in projects of the complexity and scope of the AMSO, LLC pilot test, particularly given the extent to which new concepts and applications are incorporated into the pilot test's design.

IEI holds an exclusive Oil Shale Exploration and Production license covering 238 square kilometers in the Shfela basin region in Israel.

On October 29, 2012, the Supreme Court of Israel rejected the first of two petitions filed by the Israel Union for Environmental Defense (the “Union”), seeking to block IEI’s oil shale development project.  The Union had challenged the regulatory framework under which IEI had applied for its permit, and alleged that IEI’s plan of operation – specifically the proposed pilot - did not meet all requirements imposed by applicable law.  In its ruling, the Court rejected the Union’s request.

The second lawsuit filed by the Union in June of this year seeks to overturn new regulations enacted pursuant to Section 47 of the Israeli Petroleum Law, which were adopted by the Israeli government subsequent to the filing of the first lawsuit discussed above. The regulations enacted pursuant to Section 47 clarify the process by which IEI and other oil and gas exploration companies can apply for and obtain permits under the Planning Laws. A hearing on this matter is scheduled for December 6, 2012 and the respondents – including the state of Israel and IEI – are to submit written responses by November 15th.

During the quarter, the IEI team continued engineering work and associated preparation of environmental permit applications that will initiate the pilot permitting process.  However, the government has not yet published the final regulations required for preparation and submission of an environmental impact statement, which is a necessary prerequisite for the submission of a final permit application.

COMPLETION OF EXCHANGE OFFER

Following the close of the third quarter, Genie Energy completed a one-for-one exchange offer of shares of Genie’s Class B Common Stock for shares of Series 2012-A Preferred Stock on a one-for-one basis.  On October 17, 2012, the Company issued 1,604,591 shares of Series 2012-A Preferred Stock (CUSIP# 372284 307) pursuant to the exchange offer.  Genie Energy Series 2012-A Preferred Stock has been listed on the NYSE with the listing symbol GNEPRA.  GNEPRA is entitled to an annual dividend of at least $0.6375 per share.  If declared by Genie Energy’s Board of Directors, a pro-rated base dividend for the fourth quarter of 2012 will be paid on or about February 15, 2013.

In connection with the completion of the exchange offer, Genie Energy has suspended payment of dividends on its Common Stock for the foreseeable future.

GENIE ENERGY EARNINGS CONFERENCE CALL

Genie Energy’s management will host a conference call at 8:30 AM Eastern today, November 13th, to discuss financial and operational results, business outlook and strategy.  The call will begin with management’s remarks followed by Q&A with analysts and investors.

To listen to the call and/or to participate in the Q&A, dial toll-free 1-877-317-6789 or 1-412-317-6789 (international) and request the Genie Energy call.

Approximately one hour after the call concludes, an audio file of the call in MP3 format replay will be available on the “Investors” section of the Genie Energy website www.genie.com/investors.  In addition, a teleconference replay will be available through November 20, 2012 at 1-877-344-7529 (US toll free) or at 1-412-317-0088 (international).  Callers should ask for conference call #10019590.

ABOUT GENIE ENERGY LTD.

Genie Energy Ltd. (NYSE: GNE – GNEPRA) is comprised of IDT Energy and Genie Oil and Gas (GOGAS).  IDT Energy is a retail energy provider supplying electricity and natural gas to residential and small business customers in the Northeastern United States.  GOGAS is pioneering technologies to produce clean and affordable transportation fuels from the world's abundant oil shale and other unconventional fuel resources.  GOGAS resource development projects include oil shale initiatives in Colorado and Israel.  For more information, visit www.genie.com.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10 (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to return to profitability and improve our cash flow; impact of government regulation; effectiveness of our marketing and distribution efforts; and general economic conditions.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:
Genie Energy Investor Relations
Bill Ulrey
P: (973) 438-3848
E-mail: invest@genie.com

GENIE ENERGY LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2012	December 31, 2011
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$71,519	$102,220
Restricted cash	10,321	591
Certificates of deposit	2,205	—
Marketable securities	11,459	—
Trade accounts receivable, net of allowance for doubtful accounts of $130 at September 30, 2012 and December 31, 2011	35,789	26,212
Inventory	2,771	4,067
Prepaid expenses	2,689	3,953
Deferred income tax assets—current portion	519	3,081
Other current assets	1,103	1,626
Total current assets	138,375	141,750
Property, plant and equipment, net	421	446
Goodwill	3,663	3,663
Licenses	150	—
Deferred income tax assets—long-term portion	—	2,026
Other assets	4,592	2,309
Total assets	$147,201	$150,194

Liabilities and equity
Current liabilities:
Trade accounts payable	$14,157	$12,929
Accrued expenses	12,655	9,152
Income taxes payable	916	2,624
Advances from customers	2,651	2,253
Dividends payable	—	1,148
Due to IDT Corporation	574	757
Other current liabilities	71	1,032
Total current liabilities	31,024	29,895
Commitments and contingencies
Equity:
Genie Energy Ltd. stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—35,000; 1,574 shares issued and outstanding at September 30, 2012 and December 31, 2011	16	16
Class B common stock, $.01 par value; authorized shares—200,000; 21,432 and 21,382 shares issued and 21,416 and 21,382 shares outstanding at September 30, 2012 and December 31, 2011, respectively	214	214
Additional paid-in capital	93,230	92,321
Treasury stock, at cost, consisting of 16 and nil shares of Class B common stock at September 30, 2012 and December 31, 2011, respectively	(133)	—
Accumulated other comprehensive loss	(75)	(137)
Retained earnings	26,576	34,924
Total Genie Energy Ltd. stockholders’ equity	119,828	127,338
Noncontrolling interests:
Noncontrolling interests	(2,651)	(6,039)
Receivable for issuance of equity	(1,000)	(1,000)
Total noncontrolling interests	(3,651)	(7,039)
Total equity	116,177	120,299
Total liabilities and equity	$147,201	$150,194

GENIE ENERGY LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(in thousands, except per share data)
Revenues	$63,725	$52,158	$164,056	$154,300
Direct cost of revenues	(42,285)	(33,163)	(112,936)	(108,326)
Gross profit	21,440	18,995	51,120	45,974
Operating expenses and losses:
Selling, general and administrative (i)	15,199	13,629	40,572	29,760
Research and development	2,264	1,603	7,141	5,737
Equity in the net loss of AMSO, LLC	508	1,619	2,252	4,468
Income from operations	3,469	2,144	1,155	6,009
Financing fees, net of interest income	(567)	(556)	(1,816)	(1,533)
Other expense, net	(12)	(986)	(101)	(691)
Income (loss) before income taxes	2,890	602	(762)	3,785
Provision for income taxes	(3,974)	(464)	(2,833)	(5,439)
Net (loss) income	(1,084)	138	(3,595)	(1,654)
Net (income) loss attributable to noncontrolling interests	(1,557)	1,355	(1,694)	3,560
Net (loss) income attributable to Genie Energy Ltd.	$(2,641)	$1,493	$(5,289)	$1,906
(Loss) earnings per share attributable to Genie Energy Ltd. common stockholders:
Basic	$(0.13)	$0.07	$(0.25)	$0.09

Diluted	$(0.13)	$0.07	$(0.25)	$0.09

Weighted-average number of shares used in calculation of (loss) earnings per share:
Basic	21,037	20,365	21,025	20,365

Diluted	21,037	22,342	21,025	22,342

Dividends declared per common share	$0.05	$—	$0.133	$—

(i) Stock-based compensation included in selling, general and administrative expenses	$973	$217	$2,614	$98

GENIE ENERGY LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
	(in thousands)

Operating activities
Net loss	$(3,595)	$(1,654)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	91	18
Deferred income taxes	4,587	(2,026)
Stock-based compensation	2,614	98
Equity in the net loss of AMSO, LLC	2,252	4,468
Change in assets and liabilities:
Trade accounts receivable	(9,567)	479
Inventory	1,296	(585)
Prepaid expenses	1,264	(1,121)
Other current assets and other assets	(1,084)	140
Trade accounts payable, accrued expenses and other current liabilities	4,508	754
Advances from customers	398	—
Due to IDT Corporation	(182)	—
Income taxes payable	(1,709)	618
Net cash provided by operating activities	873	1,189
Investing activities
Capital expenditures	(64)	(97)
Capital contributions to AMSO, LLC	(2,925)	(2,798)
Changes in restricted cash	(9,730)	(870)
Issuance of note receivable	(650)	—
Purchase of licenses and security deposits	(175)	—
Purchases of certificates of deposit	(2,205)	—
Purchases of marketable securities	(11,484)	—
Net cash used in investing activities	(27,233)	(3,765)
Financing activities
Funding provided to IDT Corporation, net	—	(6,073)
Dividends paid	(4,205)	—
Proceeds from exercise of stock options	5	—
Repurchases of Class B common stock from employees	(133)	—
Repurchase of noncontrolling interests	—	(1,528)
Net cash used in financing activities	(4,333)	(7,601)
Effect of exchange rate changes on cash and cash equivalents	(8)	—
Net decrease in cash and cash equivalents	(30,701)	(10,177)
Cash and cash equivalents at beginning of period	102,220	30,780
Cash and cash equivalents at end of period	$71,519	$20,603